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SONAT OFFSHORE DRILLING                  Sonat Offshore Drilling Inc.
                                         Post Office Box 2765
                                         Houston TX  77252 2765
                                         713 871 7500
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                                         NEWS RELEASE



Contact:  Jeffrey L. Chastain
          713 871 7551                   FOR RELEASE:  MAY 2, 1996


 SONAT OFFSHORE DRILLING ANNOUNCES AGREEMENT IN PRINCIPLE WITH TRANSOCEAN ASA


      Sonat Offshore Drilling Inc. (NYSE: RIG) announced that it and Transocean ASA, a Norwegian based drilling company traded on the Oslo Stock Exchange, had reached an agreement in principle for the combination of Sonat Offshore and Transocean. Under the contemplated transaction, a U.S. Holding Company called Transocean Offshore would be formed to own Sonat Offshore and Transocean. As a result of the transaction, each share of Sonat Offshore would be converted into one share of the Holding Company and each share of Transocean would be converted into the right to receive value equivalent to 0.515 shares of Transocean Offshore comprised of 80% stock and 20% cash, which cash payment is equal to U.S. $5.45.

      J. Michael Talbert would serve as Chairman of the Board and Chief Executive Officer of the company. Reidar Lund, currently President and Chief Executive Officer of Transocean, would be responsible for the company's European operations and will be a member of the Board. The Holding Company board would be comprised of nine directors in addition to the chairman. A total of four directors would be nominated by Transocean. Application would be made to list the Holding Company's stock on the New York and Oslo Stock Exchanges. Consummation of the combination is subject to the approval of the Boards of both companies and their respective shareholders as well as all applicable regulatory authorities.

      Sonat Offshore and Transocean are cooperating to promptly file for approval under the Hart-Scott-Rodino Act.

      J. Michael Talbert, Chairman and Chief Executive Officer of Sonat Offshore Drilling stated: "We are truly excited about our agreement with Transocean. Transocean Offshore will be the premier deepwater and harsh environment drilling company with exceptional opportunities for our shareholders and employees as well as unparalleled capabilities for our customers."

      Sonat Offshore Drilling is a worldwide offshore drilling company engaged in contract drilling of oil and gas wells. Headquartered in Houston, the

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Company specializes in technically demanding segments of the offshore drilling market including deep-water, harsh environment, and turnkey drilling.